Exhibit 2(b)(i)

CONFORMED COPY

£1,500,000,000

FACILITY AGREEMENT

dated 13 February 2003

for

MITCHELLS & BUTLERS PLC

arranged by
BARCLAYS CAPITAL
HSBC BANK plc
J.P. MORGAN plc
SALOMON BROTHERS INTERNATIONAL LIMITED
THE ROYAL BANK OF SCOTLAND plc

with

HSBC BANK plc
acting as Agent

  Ref: RJE/PHPS/EHXT

CONTENTS
CLAUSE		PAGE

	SECTION 1
	INTERPRETATION
1	Definitions and interpretation	1
	SECTION 2
	THE FACILITIES
2	The Facilities	15
3	Purpose	15
4	Conditions of Utilisation	15
	SECTION 3
	UTILISATION
5	Utilisation	18
6	Optional Currencies	19
	SECTION 4
	REPAYMENT, PREPAYMENT AND CANCELLATION
7	Repayment	21
8	Prepayment and cancellation	22
	SECTION 5
	COSTS OF UTILISATION
9	Interest	25
10	Interest Periods	26
11	Changes to the calculation of interest	27
12	Fees	28
	SECTION 6
	ADDITIONAL PAYMENT OBLIGATIONS
13	Tax gross up and indemnities	29
14	Increased costs	34
15	Other indemnities	35
16	Mitigation by the Lenders	36
17	Costs and expenses	36
	SECTION 7
	GUARANTEE
18	Guarantee and indemnity	37
	SECTION 8
	REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
19	Representations	40
20	Information undertakings	42
21	Financial covenants	45
22	General undertakings	48
23	Events of Default	53
	SECTION 9
	CHANGES TO PARTIES
24	Changes to the Lenders	57
25	Changes to the Obligors	60

- i -

Back to Contents

- ii -

Back to Contents

THIS AGREEMENT is dated 13 February 2003 and made between:

(1)	MITCHELLS & BUTLERS PLC (the "Company");

(2)	BARCLAYS CAPITAL (the Investment Banking Division of Barclays Bank PLC), HSBC BANK plc, J.P. MORGAN plc, SALOMON BROTHERS INTERNATIONAL LIMITED and THE ROYAL BANK OF SCOTLAND plc (whether acting individually or together the "Arranger");

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the "Original Lenders"); and

(4)	HSBC BANK plc as agent of the other Finance Parties (the "Agent").

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Accession Letter" means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

"Acquisition" has the meaning given to it in Clause 22.9 (Acquisitions).

"Additional Borrower" means a company which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors).

"Additional Cost Rate" has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

"Additional Guarantor" means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

"Additional Obligor" means an Additional Borrower or an Additional Guarantor.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agency Fee Letter" means the letter dated 3 February 2003 between the Agent and Six Continents PLC and signed by the Company on the date of this Agreement setting out any of the fees referred to in Clause 12.3 (Agency fee).

"Agent's Spot Rate of Exchange " means the spot rate of exchange at which the Agent is able to purchase the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

"Applicable Accounting Principles" means those accounting principles, standards and practices on which the preparation of the Original Financial Statements was based and those accounting policies which were used in the preparation of those financial statements.

Back to Contents

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means:

(a) in relation to Facility A, the period from and including the date of this Agreement to and including the date which is the earlier of:

(i) the date which falls one month prior to the Termination Date applicable to the Facility A; and

(ii) the Term Out Date;

(b) in relation to Facility B, the period from and including the date of this Agreement to and including the date falling seven days following the Separation Date; and

(c) in relation to Facility C, the period from and including the date of this Agreement to and including the date falling one month prior to the Termination Date applicable to Facility C.

"Available Commitment" means, in relation to a Facility, a Lender's Commitment under that Facility minus:

(a) the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b) in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date,

other than, in relation to any proposed Utilisation under Facility A before the Term Out Date or any proposed Utilisation under Facility C only, that Lender's participation in any Facility A Loans or Facility C Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

"Available Facility" means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.

"Base Currency" or "£" means sterling.

"Base Currency Amount" means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of date the Agent receives the Utilisation Request) adjusted to reflect any repayment (other than in relation to Facility A after the Term Out Date), prepayment, consolidation or division of the Loan.

"Borrower" means the Company or an Additional Borrower, unless it has ceased to be a Borrower in accordance with Clause 25 ( Changes to the Obligors).

"Borrowings" has the meaning given to it in Clause 21 ( Financial covenants).

"Break Costs" means the amount (if any) by which:

(a) the interest (excluding the Margin and Mandatory Costs) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a

Back to Contents

Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Bridge Facility" means the £3,000,000,000 syndicated credit facility for Six Continents PLC dated 3 February 2003.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and:

(a)	(in relation to any date for payment, purchase or sale of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment, purchase or sale of euro) any TARGET Day.

"Cash" has the meaning given to it in Clause 21 (Financial covenants).

"Cash Equivalent Investments" has the meaning given to it in Clause 21 (Financial covenants).

"Commitment" means a Facility A Commitment, Facility B Commitment or a Facility C Commitment.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

"Conditional Utilisation Request" means a Utilisation Request in relation to the drawings required to be made by the Company on the Separation Date to effect the repayment of intra-group debt due from Retail Group companies to Hotels Group companies.

"Confidentiality Undertaking" means a confidentiality undertaking in the form set out in Schedule 11 (Form of LMA Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

"Consolidated Gross Assets" means the consolidated fixed assets plus consolidated current assets of the Group.

"Consolidated Net Worth" has the meaning given to it in Clause 21 (Financial covenants).

"Default" means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period and/or the giving of notice) be an Event of Default.

"Disposal" has the meaning given to it in Clause 22.4(a) (Disposals).

"Disposal Proceeds" means the cash proceeds received by a member of the Group from the Disposal of any asset to any person who is not a member of the Group other than:

(a)	any Disposal:

Back to Contents

	(i)	referred to in paragraphs (i), (ii), (iii), (v), (vi), (vii), (viii), (ix), (xi) and (xii) of paragraph (b) of Clause 22.4 (Disposals) (in the case of paragraph (xii) unless, as part of the relevant consent, the Majority Lenders have stipulated otherwise); or

	(ii)	to which the Majority Lenders have agreed shall not be taken into account for the purposes of this definition;

(b)	cash proceeds from any Disposal (excluding those referred to in paragraph (a) above) which do not exceed £25,000,000 in aggregate in any financial year of the Company; and

(c)	cash proceeds from any single Disposal or series of connected Disposals (excluding those referred to in paragraph (a) above) which do not exceed £1,000,000 and provided that such Disposals shall not be taken into account in reaching the aggregate amount specified in paragraph (b) above.

"EBITDA" has the meaning given to it in Clause 21 (Financial covenants).

"EURIBOR" means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

"euro" or "€" means the single currency of the Participating Member States.

"Event of Default" means any event or circumstance specified as such in Clause 23 ( Events of Default).

"Extended Retail Asset" means a Retail Asset and any leisure retailing asset or related business or asset.

"External Debt" means Financial Indebtedness of any member of the Group raised as a result of issuing any note, bond or other debt security (whether issued to the public or by means of private placement) with a maturity of more than one year and in an amount per transaction in excess of £25,000,000 (or in an aggregate amount from transactions in a calendar year in excess of £50,000,000).

"Facility" means Facility A, Facility B or Facility C.

"Facility A" means the revolving loan facility or, after the Term Out Date, the term loan facility made available under this Agreement as described in Clause 2.1(a) (The Facilities).

Back to Contents

"Facility A Commitment" means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Facility A Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility A Loan" means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

"Facility A Repayment Date" means the Termination Date applicable to Facility A.

"Facility B" means the term loan facility made available under this Agreement as described in Clause 2.1(b) (The Facilities).

"Facility B Commitment" means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Facility B Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility B Loan" means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

"Facility B Repayment Date" means the Termination Date applicable to Facility B.

"Facility C" means the revolving loan facility made available under this Agreement as described in Clause 2.1(c) (The Facilities).

"Facility C Commitment" means

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Facility C Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Facility C Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility C Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility C Loan" means a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan.

"Facility C Repayment Date" means the Termination Date applicable to Facility C.

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days'

Back to Contents

written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Final Facility A Termination Date" means the date which is 24 months from the date of this Agreement.

"Finance Document" means this Agreement, the Agency Fee Letter, the Mandate Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Company.

"Finance Party" means the Agent, the Arranger or a Lender.

"Financial Indebtedness" means any indebtedness (without double counting) for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock, commercial paper or any similar instrument entered into or issued primarily as a method of raising finance;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any amount:

(i) raised under any other transaction (including any forward sale or purchase agreement) required by GAAP to be shown as a borrowing in the audited consolidated balance sheet of the Group; or

(ii) raised under any other transaction entered into primarily as a method of raising finance not required by GAAP to be shown as a borrowing in the audited consolidated balance sheet of the Group;

(g)	for the purpose of Clause 23.5 (Cross default) only, any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	shares which are expressed to be redeemable prior to the Termination Date for Facility C;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above, but excluding indebtedness owing by a member of the Group to another member of the Group.

"Fitch" means Fitch Ratings.

Back to Contents

"GAAP" means generally accepted accounting principles, standards and practices in the United Kingdom.

"Group" means the Company and its Subsidiaries for the time being but excluding any member of the Hotels Group which would otherwise form part of the Group prior to the Separation Date.

"Guarantor" means the Company or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors).

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"Hotels Group" means NewCo PLC, Six Continents PLC and the subsidiary undertakings of Six Continents PLC which will become subsidiary undertakings of NewCo PLC on the Separ ation Date.

"Information Memorandum" means the document in the form approved by the Company concerning the Group which, at the Company's request and on its behalf, is to be prepared in relation to this transaction and shall be distributed after the date of this Agreement by the Arranger to selected financial institutions for the purposes of primary syndication of the Facilities.

"Initial Financial Statements" means the combined financial statements set out in Part VI of the listing particulars of the Company as seen by the Arranger prior to the date of this Agreement and circulated to shareholders within a few days of the date of this Agreement.

"Interest Expense " has the meaning given to it in Clause 21 (Financial covenants).

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"LIBOR" means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

"LMA" means the Loan Market Association.

"Loan" means a Facility A Loan, a Facility B Loan or a Facility C Loan.

Back to Contents

"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 66 2 / 3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2 / 3 per cent. of the Total Commitments immediately prior to the reduction).

"Mandate Letter" means the letter dated 3  February 2003 between the Arranger and Six Continents PLC and acceded to by the Company on the date of this Agreement relating to, amongst other things, syndication of the Facilities (as amended by a letter dated the date of this Agreement).

"Mandatory Cost" means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

"Margin" means at any time the rate per annum determined by reference to the ratio of Net Borrowings, as at the last day of the last preceding Margin Period, to EBITDA for that Margin Period (the "Margin Ratio") in accordance with the following table:

Net Borrowings to EBITDA	Margin (per cent. p.a.)
Facility A, B and C

Higher than 3.75:1	1.50

Equal to or less than 3.75:1 but higher than 3.25:1	1.25

Equal to or less than 3.25:1 but higher than 2.75:1	1.00

Equal to or less than 2.75: 1 but higher than 2.25:1	0.90

Equal to or less than 2.25:1	0.80

However:

(a)	Following the repayment or prepayment and cancellation of Facility A and provided that the most recent Margin Certificate delivered by the Company shows that the Margin Ratio for the purposes of that Margin Certificate was equal to or less than 3.00:1, each Margin set out in the table above will be reduced by 0.05 per cent. per annum;

(b)	following the repayment or prepayment and cancellation of Facility A and Facility B and provided that the most recent Margin Certificate delivered by the Company shows that the Margin Ratio for the purposes of that Margin Certificate was equal to or less than 3.00:1, each Margin set out in the table above will be reduced, in addition to the reduction specified in paragraph (a) above, by a further 0.10 per cent. per annum;

(c)	until the delivery of the first Margin Certificate required pursuant to Clause 20.3 (Margin Certificate) the applicable Margin shall be 1.25 per cent. per annum;

(d)	any increase or decrease in the applicable Margin, as the case may be, will take effect for all purposes under this Agreement from the date falling 2 Business Days after receipt by the Agent of a Margin Certificate as required pursuant to Clause 20.3 (Margin Certificate);

Back to Contents

(e)	if the Company does not deliver the relevant Margin Certificate to the Agent in accordance with the terms of Clause 20.3 (Margin Certificate), the Margin shall, as from the date immediately following the last date on which such Margin Certificate should have been delivered until the date such Margin Certificate is delivered, be 1.50 per cent. per annum;

(f)	if at the time a decrease in the Margin is to take effect a Default is continuing, such decrease shall not take effect at that time but such decrease shall take effect with effect from the date such Default ceases to be continuing;

(g)	in this definition, "EBITDA" shall have the same meaning as EBITDA as defined in Clause 21.3 (Definitions) save that the reference to "Relevant Period" in that definition shall, for the purposes of calculating the Margin, be substituted with "Margin Period" and EBITDA shall be adjusted to take into account the pro forma impact of any acquisitions or disposals made during the Margin Period by a member of the Group.

"Margin Certificate" means the c ertificate to be delivered by the Company confirming the Margin Ratio for the relevant Margin Period in accordance with Clause 20.3 (Margin Certificate).

"Margin Period" means the period of 12 months ending on each Quarter Date.

"Margin Ratio" has the meaning given to it in the definition of Margin.

"Material Adverse Effect" means a material adverse effect on:

(a)	the ability of the Obligors (taken as a whole) to perform and comply with their payment obligations under any Finance Document; or

(b)	the ability of the Company to perform and comply with its obligation under Clause 21 (Financial covenants).

"Material Subsidiary" means, at any time, any Subsidiary of the Company:

(a)	whose gross assets represent 5 per cent. or more of Consolidated Gross Assets or whose EBITDA represents 5 per cent. or more of consolidated EBITDA of the Group, in each case, as calculated by reference to the latest financial statements of such Subsidiary (which shall be audited if such statements are prepared by that Subsidiary) and the latest c onsolidated financial statements of the Group adjusted in such manner as the auditors of the Company may determine (which determination shall be conclusive in the absence of manifest error) (i) to reflect the gross assets and EBITDA of any person which has become or ceased to be a member of the Group since the end of the financial year to which the latest audited financial statements of the Group relate where such adjustment is requested by the Company and (ii) so that for the purposes of this definition, the gross assets of the relevant Subsidiary shall be calculated on the same basis as Consolidated Gross Assets are calculated and/or, as the case may be, EBITDA of the relevant Subsidiary shall be calculated on the same basis as consolidated EBITDA for the Group (but, in each case, relating only to the relevant Subsidiary) and making such adjustments and eliminations as are required to show the same as the contribution of the relevant Subsidiary to Consolidated Gross Assets and/or, as the case may be, consolidated EBITDA of the Group; or

Back to Contents

(b)	to which is transferred all or substantially all of the business, undertaking or assets of a Subsidiary which immediately prior to such transfer is a Material Subsidiary, whereupon the transferor Subsidiary shall cease to be a Material Subsidiary and the transferee Subsidiary shall become a Material Subsidiary under this sub-paragraph (ii) upon thecompletion of such transfer.

Any determination made by the auditors of the Company as to whether a Subsidiary of the Company is or is not a Material Subsidiary at any time shall be conclusive in the absence of manifest error. Prior to the receipt of the first consolidated financial statements of the Group required to be delivered pursuant to Clause 20.1 (Financial statements), Consolidated Gross Assets and consolidated EBITDA shall be calculated by reference to the Initial Financial Statements.

"Moody's" means Moody's Investors Service Inc.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

"Net Borrowings" has the meaning given to it in Clause 21 (Financial covenants).

"Net Interest Payable" has the meaning given to it in Clause 21 (Financial covenants).

"Net Proceeds" means, in relation to External Debt and Disposal Proceeds, the cash proceeds received by the Company or by any member of the Group net of:

(a)	transaction costs (including Taxes, fees and other costs and expenses) incurred or accrued by the Company or any member of the Group in connection with the relevant transaction; and

(b)	in the case of Disposal Proceeds, the amount of any:

	(i)	adjustment which may be required to be made to the proceeds received (and required to be returned to the relevant purchaser by the relevant Group company) pursuant to the agreement relating to that Disposal; or

	(ii)	retention by a purchaser from the purchase price until such time as that amount

"NewCo PLC" means InterContinental Hotels Group PLC.

"NewCo Facility Agreement" means the facility agreement dated the same date of this Agreement between, among others, NewCo PLC and the same arrangers as the Arranger.

"Obligor" means the Company, a Borrower or a Guarantor.

"Optional Currency" means a currency (other than the Base Currency) which complies wi th the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

Back to Contents

"Original Financial Statements" means the audited consolidated financial statements of the Six Continents PLC Group for the financial year ended 30 September 2002.

"Participating Member State " means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Qualifying Lender" has the meaning given to it in Clause 13 (Tax gross-up and indemnities).

"Quarter Date" means 30 September, 31 December, 31 March and 30 June of each financial year of the Company.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Reference Banks" means, in relation to LIBOR, Mandatory Cost and EURIBOR, the principal London offices of Citibank, N.A., HSBC Bank plc and The Royal Bank of Scotland plc or such other banks as may be appointed by the Agent in agreement with the Company (such agreement not to be unreasonably withheld).

"Relevant Interbank Market" means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

"Relevant Period" has the meaning given to it in Clause 21 (Financial covenants).

"Repeating Representations" means each of the representations set out in Clauses 19.1 (Status) to 19.4 (Power and authority), paragraph (a) of Clause 19.6 (No default) and 19.9 (Pari passu ranking).

"Resignation Letter" means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

"Retail Asset" means any licensed premises, lodging or leisure retailing property.

"Retail Group" means the Company and the subsidiary undertakings of Six Continents PLC which will remain as subsidiary undertakings of the Company on the Separation Date.

"Rollover Loan" means one or more Facility A Loans prior to the Term Out Date or one or more Facility C Loans:

(a)	made or to be made on the same day that one or more maturing Facility A Loans or Facility C Loans, as the case may be, is or are due to be repaid;

Back to Contents

(b)	the aggregate amount of which is equal to or less than the maturing Facility A Loan(s) or, as the case may be, Facility C Loan(s) (unless it is more than the maturing Facility A Loan(s) or Facility C Loan(s) solely because it arose as a result of the operation of Clause 6.2 (Unavailability of a currency));

(c)	in the same currency as the maturing Facility A or Facility C Loan(s) (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower under the same Facility for the purpose of refinancing the maturing Facility A Loan(s) or Facility C Loan(s).

"S&P " means Standard & Poor's Ratings Service.

"Screen Rate" means:

(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

"Security" means a mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance entered into for the purpose of securing any obligation of any person.

"Selection Notice" means a notice substantially in the form set out in Part II of Schedule 3 (Selection Notice) given in accordance with Clause 10 (Interest Periods) in relation to a Term Loan or Facility B Loan.

"Separation" means the proposal by Six Continents PLC to create two separately listed groups; one of which will be the Hotels Group carrying out the hotels and soft drinks businesses and the other which will be the Retail Group carrying out the retail business, and to be effected substantially in the manner contemplated in the Separation Steps Paper.

"Separation Date" means the date on which the shares in the Company and in NewCo PLC are (i) admitted to the Official List of the UK Listing Authority in accordance with paragraph 7.1 of the Listing Rules of the UK Listing Authority and (ii) admitted to trading on the London Stock Exchange plc.

"Separation Steps Paper" means the paper dated 3 February 2003 and entitled 'Separation Steps Paper'.

"Six Continents PLC Group" means Six Continents PLC and its Subsidiaries from time to time.

"Specified Time" means a time determined in accordance with Schedule 10 (Timetables).

"Subsidiary" means a subsidiary within the meaning of section 736 of the Companies Act 1985 and, for the purpose of Clause 21 (Financial covenants) and in relation to financial statements of the Group, a subsidiary undertaking within the meaning of section 258 of the Companies Act 1985.

Back to Contents

"TARGET" means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

"TARGET Day" means any day on which TARGET is open for the settlement of payments in euro.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure by an Obligor to pay or any delay in paying by an Obligor any of the same).

"Taxes Act" means the Income and Corporation Taxes Act 1988.

"Termination Date" means:

(a) in relation to Facility A, subject to Clause 7.4 (Term Out Option), the date which is 364 days after the date of this Agreement;

(b) in relation to Facility B, the date which is 3 years after the date of this Agreement; and

(c) in relation to Facility C, the date which is 5 years after the date of this Agreement.

"Term Loan" means any Facility A Loan converted to a term loan pursuant to the Term Out Option.

"Term Out Date " means the date on which Facility A Loan(s) are converted to Term Loan(s) pursuant to the Term Out Option.

"Term Out Notice" has the meaning given to it in Clause 7.4 (Term Out Option).

"Term Out Option" means the term out option set out in Clause 7.4 (Term Out Option).

"Total Commitments" means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments and the Total Facility C Commitments being £1,500,000,000 at the date of this Agreement.

"Total Facility A Commitments" means the aggregate of the Facility A Commitments, being £500,000,000 at the date of this Agreement.

"Total Facility B Commitments" means the aggregate of the Facility B Commitments, being £600,000,000 at the date of this Agreement.

"Total Facility C Commitments" means the aggregate of the Facility C Commitments being £400,000,000 at the date of this Agreement.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or a recommended form of the LMA or any other form agreed between the Agent and the Company.

"Transfer Date" means, in relation to a transfer, the later of:

(a) the proposed Transfer Date specified in the Transfer Certificate; and

(b) the date on which the Agent executes the Transfer Certificate.

"Unpaid Sum " means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"Utilisation" means a utilisation of a Facility.

Back to Contents

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Part I of Schedule 3 (Utilisation Request).

"VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2 Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

	(i)	the "Agent", the "Arranger", any "Finance Party", any "Guarantor", any "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

	(ii)	"assets" includes present and future properties, revenues and rights of every description;

	(iii)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

	(iv)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

	(v)	a "person" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

	(vi)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, which is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

	(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

	(viii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been remedied or waived.

1.3	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

Back to Contents

SECTION 2

THE FACILITIES
2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrowers:

(a) a multicurrency revolving loan facility with a term out option in an aggregate amount equal to the Total Facility A Commitments;

(b) a multicurrency term loan facility in an aggregate amount equal to the Total Facility B Commitments; and

(c) a multicurrency revolving loan facility in an aggregate amount equal to the Total Facility C Commitments.

2.2	Finance Parties' rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

(a)	Each Borrower shall apply all amounts borrowed by it under Facility A towards bridging capital markets issues or other sources of refinancing.

(b)	Each Borrower shall apply all amounts borrowed by it under Facility B and Facility C towards general corporate purposes of the Group, including in connection with, for the purpose of, or as a consequence of, the Separation.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	No Borrower may deliver a Utilisation Request (other than the Conditional Utilisation Request) unless the Agent has received all of the documents and other evidence listed in Part IA and Part IB of Schedule 2 (Conditions Precedent) which in the case of those documents listed in

Back to Contents

Part IA of Schedule 2 (Conditions Precedent) shall be in a form and substance reasonably satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)	The Company may deliver the Conditional Utilisation Request if the documents and other evidence specified in paragraph (a) above have been received by the Agent (on the basis specified in paragraph (a) above), and the Agent has notified the Company of the same, except that it is not necessary that the certificate specified in paragraphs (b) and (c) of Part IB of Schedule 2 (Conditions Precedent) shall have been received by the Agent prior to the delivery of the Conditional Utilisation Request.

4.2	Further conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i) in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(ii) the Repeating Representations to be made by each Obligor are true in all material respects.

(b)	The Lenders will only be obliged to comply with Clause 6.3 (Exchange rate movements) if, on the first day of an Interest Period, no Default is continuing or would result from the change of currency and the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if it is euro or:

(i) it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii) it has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request or Selection Notice for that Loan.

(b)	If by the Specified Time the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will notify the Lenders of that request by the Specified Time. Based on any responses received by the Agent by the Specified Time, the Agent will confirm to the Company by the Specified Time:

(i) whether or not the Lenders have granted their approval; and

(ii) if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i) more than 5 Facility A Loans would be outstanding; or

Back to Contents

	(ii)	more than 5 Facility B Loans would be outstanding; or

	(iii)	more than 10 Facility C Loans would be outstanding.

(b)	A Borrower may not request that a Term Loan or a Facility B Loan be divided if, as a result of the proposed division, more than 5 Term Loans or 5 Facility B Loans would be outstanding.

(c)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

Back to Contents
SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time except in the case of the Conditional Utilisation Request which must be delivered to the Agent at a time not later than that agreed between the Agent and the Company.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable (other than the Conditional Utilisation Request which is conditional as specified therein) and will not be regarded as having been duly completed unless:

(i) it identifies the Facility to be utilised;

(ii) the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii) the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iv) the proposed Interest Period complies with Clause 10 (Interest Periods); and

(v) it specifies the account and bank (which must be in the principal financial centre of the country of the currency of the Utilisation or, in the case of euro, the principal financial centre of a Participating Member State in which banks are open for general business on that day or London or such other financial centre as the relevant Borrower, with the consent of the Agent, may select) to which the proceeds of the Utilisation are to be credited.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i) if the currency selected is the Base Currency, a minimum of £25,000,000 and in multiples of £1,000,000, or if less, the Available Facility; or

(ii) if the currency selected is euro, a minimum of €40,000,000, and in multiples of €1,000,000, or if less, the Available Facility; or

(iii) if the currency selected is an Optional Currency other than euro, the minimum amount (and, if required, integral multiple) as agreed between the Agent, the Lenders and the Company provided that if no such agreement is reached between the Agent, the Lenders and the Company the minimum amount shall be the equivalent at that time of £25,000,000 and multiples of £1,000,000, such amount to be rounded as reasonably determined by the Agent and notified to the relevant Borrower; and

Back to Contents

(iv) in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make it s participation in each Loan available by the Utilisation Date through its Facility Office subject to paragraph (d) below.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

(d)	The Utilisation requested under the Conditional Utilisation Request shall not be made (and no Lender shall have an obligation to make available its participation) unless:

(i) the certificate specified in paragraph (c) of Part IB of Schedule 2 (Conditions Precedent) has been received by the Agent; and

(ii) the Agent has received confirmation that the agent under the NewCo Facility Agreement has received all of the documents and other evidence listed in Part 1A and Part 1B of Schedule 2 (Conditions Precedent) of the NewCo Facility Agreement as specified therein, and, in the case of all documents listed in Part 1A of Schedule 2 of the Newco Facility Agreement such documents are in form and substance reasonably satisfactory to the agent under the Newco Facility Agreement, in each case by no later than 10.00 a.m. on the Utilisation Date for that requested Utilisation. The Agent shall notify the Lenders promptly on receipt of those items by it and notify the Company and the Lenders accordingly for the purposes of Clause 4.1(a) (Initial conditions precedent).

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a) a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b) a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender's proportion of

Back to Contents

the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender's proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Exchange rate movements

(a)	The Agent shall calculate the amount of any Term Loan or Facility B Loan, as the case may be, in the Optional Currency for the next succeeding Interest Period (by calculating the amount of Optional Currency equal to the Base Currency Amount of that Term Loan or, as the case may be, Facility B Loan at the Agent's Spot Rate of Exchange at the Specified Time) and (subject to paragraph (b) below):

(i) if the amount calculated is less than the existing amount of that Term Loan or Facility B Loan, as the case may be, in the Optional Currency during the then current Interest Period, promptly notify the Borrower that has borrowed that Term Loan or, as the case may be, Facility B Loan and that Borrower shall pay, on the last day of that Interest Period, an amount equal to the difference; or

(ii) if the amount calculated is more than the existing amount of that Term Loan or Facility B Loan, as the case may be, in the Optional Currency during the then current Interest Period, promptly notify each Lender and, if no Event of Default is continuing, each Lender shall, on the last day of that Interest Period, pay its participation in an amount equal to the difference.

(b)	If the calculation made by the Agent pursuant to paragraph (a) above shows that the amount of the Term Loan or Facility B Loan, as the case may be, in the Optional Currency for the next succeeding Interest Period converted into the Base Currency at the Agent's Spot Rate of Exchange at the Specified Time has increased or decreased by less than 5 per cent. compared to its Base Currency Amount (taking into account any payments made pursuant to paragraph (a) above), no notification shall be made by the Agent and no payment shall be required under paragraph (a) above.

6.4	Agent's calculations

(a)	All calculations made by the Agent pursuant to this Clause 6 will take into account any repayment, prepayment, consolidation or division of Term Loans or Facility B Loans, as the case may be, to be made on the last day of the then current Interest Period.

(b)	Each Lender's participation in a Loan will, subject to paragraph (a) above, be determined in accordance with paragraph (b) of Clause 5.4 (Lenders' participation).

Back to Contents

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

7.1	Repayment of Facility A Loans

(a)	Subject to Clause 7.4 (Term Out Option), each Borrower which has drawn a Facility A Loan shall repay that Facility A Loan on the last day of its Interest Period.

(b)	Each Borrower shall repay each Term Loan made to it on the Final Facility A Termination Date.

7.2	Repayment of Facility B Loans

(a)	Each Borrower which has drawn a Facility B Loan shall repay that Loan on the Facility B Repayment Date.

(b)	No Borrower may reborrow any part of Facility B which is repaid.

7.3	Repayment of Facility C Loans

Each Borrower which has drawn a Facility C Loan shall repay that Facility C Loan on the last day of its Interest Period.

7.4	Term Out Option

(a)	The Company may elect to convert all or part of the Facility A Loans into Term Loans.

(b)	The Company may exercise the term out option by not less than 5 Business Days' notice (substantially in the form set out in Schedule 12 (Form of Term Out Notice)) (the "Term out Notice") to the Agent. Only one such notice may be given and such notice is irrevocable.

(c)	That notice shall specify the Facility A Loan(s) in relation to which the Term Out Option is being exercised and the proposed Term Out Date (which shall be a date on or prior to the original Termination Date relating to Facility A).

(d)	The Agent shall promptly notify each Lender of the Loans specified in the Term Out Notice.

(e)	If the Term Out Option is so exercised and the matters set out in paragraph (f) below are satisfied, then on the Term Out Date:

(i) the Facility A Loan(s) to be converted shall be converted into Term Loan(s);

(ii) any Available Commitment under Facility A shall be automatically cancelled;

(iii) the Termination Date for Facility A shall be extended to the date which is 24 months from the date of this Agreement; and

(iv) the fee specified in Clause 12.4 (Term Out fee) shall become due and payable.

(f)	The following must be satisfied on the Term Out Date for the Term Out Option to be effected as specified in paragraph (e) above:

(i) the Repeating Representations are true in all material respects; and

(ii) no Default is continuing or would result from the Facility A Loan(s) being converted into Term Loan(s).

Back to Contents

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a) that Lender shall promptly notify the Agent upon becoming aware of that event;

(b) upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c) each Borrower shall repay that Lender's participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Change of control

(a)	If any person or group of persons acting in concert gains control of the Company (other than as a result of, or in connection with, the Separation):

(i) the Company shall promptly notify the Agent upon becoming aware of that event;

(ii) a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(iii) if a Lender so requires, the Agent shall, by not less than 30 days' notice to the Company, cancel the Commitment of that Lender whereupon it shall be immediately reduced to zero and the participation of that Lender in each Loan and all other amounts due to it will become immediately due and payable.

(b)	For the purpose of paragraph (a) above "control" has the meaning given to it in section 840 of the Taxes Act.

(c)	For the purpose of paragraph (a) above "acting in concert" has the meaning given to it in the City Code on Takeovers and Mergers.

8.3	Debt Issues

Until such time as the Facility A Commitments and any Facility A Loans are repaid and cancelled in full, if the Company or any member of the Group raises any External Debt then the Company shall procure that the Net Proceeds of that External Debt are applied in reduction of Facility A on the date of receipt of such Net Proceeds as follows:

(a) in cancellation of the Total Facility A Commitments (with any such cancellation reducing the Facility A Commitments of the Lenders rateably); and

(b) in prepayment of a sufficient amount of the Facility A Loans to the extent necessary so that the aggregate of the Base Currency Amounts of the outstanding Facility A Loans after that prepayment is equal to or less than the reduced amount of the Total Facility A Commitments.

8.4	Disposals

(a)	Until such time as the Facility A Commitments and any Facility A Loans are repaid and cancelled in full, if the Company or any member of the Group receives Disposal Proceeds then the

Back to Contents

Company shall procure that an amount equal to the Net Proceeds of those Disposal Proceedsare applied in reduction of Facility A Loans on the date of receipt of such Net Proceeds as follows:

(i) in cancellation of the Total Facility A Commitments (with any such cancellation reducing the Facility A Commitments of the Lenders rate ably); and

(ii) in prepayment of a sufficient amount of the Facility A Loans to the extent necessary so that the aggregate of the Base Currency Amounts of the outstanding Facility A Loans after that prepayment is equal to or less than the reduced amount of the Total Facility A Commitments.

(b)	No such prepayment and cancellation shall be required to be made pursuant to paragraph (a) above if that prepayment and cancellation would breach any applicable laws in any relevant jurisdiction by the member of the Group making the Disposal making available or repatriating the Net Proceeds of such Disposal Proceeds for prepayment.

(c)	Each relevant member of the Group shall use reasonable endeavours to transfer the Net Proceeds of Disposal Proceeds to a Borrower for the purposes of the prepayment and cancellation in this Clause 8.4 without breaching applicable laws as specified in paragraph (b) above.

8.5	No Separation Date

(a)	If the Separation Date has not occurred by the earlier of (i) the date falling 3 months after the date on which the last shareholders' circular relating to the Separation is posted to shareholders of Six Continents PLC and (ii) 31 May 2003 (the "No Separation Date"), the Facilities shall be automatically cancelled on the No Separation Date and the Commitments shall be immediately reduced to zero.

(b)	If at any time after the date of this Agreement a formal announcement is made by Six Continents PLC stating that the Separation will not be taking place, the Facilities shall be automatically cancelled on that date and the Commitments shall be immediately reduced to zero.

8.6	Voluntary cancellation

The Company may, if it gives the Agent not les s than 5 Business Days' (or such shorter periodas the Majority Lenders may agree) prior notice in writing, cancel the whole or any part (being aminimum amount of £20,000,000 and in multiples of £5,000,000) of an Available Facility. Any cancellation under this Clause 8.6 shall reduce the Commitments of the Lenders rateably under that Facility.

8.7	Voluntary prepayment

A Borrower to which a Loan has been made, may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice in writing, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of £40,000,000 and in multiples of £10,000,000).

Back to Contents

8.8	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor isrequired to be increased under paragraph (c) of Clause 13.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Company under Clause13.3 (Tax indemnity) or Clause 14.1 (Increased costs); or

(iii)	any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost formulae), the Company may, whilst (in the case of paragraphs (i) and (ii)above) the circumstance giving rise to the requirement or indemnification continues, or (in thecase of paragraph (iii)above) that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitment of that Lender and/or its intention to procure there payment of that Lender's participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice),each Borrower (or, as the case may be, the specified Borrower) to which a Loan is outstanding shall repay that Lender's participation in that Loan.

8.9	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	No Borrower may reborrow all or any part of a Term Loan or any part of Facility B which is prepaid.

(d)	Unless a contrary indication appears in this Agreement, any part of Facility A which is prepaid prior to the Term Out Date or any part of Facility C which is prepaid maybe reborrowed in accordance with the terms of this Agreement.

(e)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

Back to Contents

SECTION 5 COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a) Margin;

(b) LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c) Mandatory Cost, if any.

9.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1 per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i) the first Interest Period for that overdue amount shall havea duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii) the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 1 per cent. and the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

Back to Contents

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Term Loan or a Facility B Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of a Borrower) to which that Term Loan or Facility B Loan was made not later than the Specified Time.

(c)	If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)	Subject to this Clause 10, a Borrower (or the Company) may selectan Interest Period of 1, 2, 3 or 6 Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for:

(i) a Loan shall not extend beyond the Termination Date applicable to its Facility; and

(ii) for a Term Loan shall not extend beyond the Final Facility A Termination Date.

(f)	Each Interest Period for a Term Loan or a Facility B Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	A Facility A Loan prior to the Term Out Date and a Facility C Loan has one Interest Period only.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is nota Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.3	Consolidation and division of Term Loans and Facility B Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i) relate to Term Loans or Facility B Loans;

(ii) end on the same date; and

(iii) are made to the same Borrower,

the relevant Term Loans or Facility B Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Term Loan or Facility B Loan, as the case may be, on the last day of the Interest Period.

(b)	Subject to Clause 4.4 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Term Loan or Facility B Loan be divided into two or more respective Term Loans or Facility B Loans, as the case may be, that Term Loan or Facility B Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base

Back to Contents

Currency Amount equal to the Base Currency Amount of the respective Term Loan or Loan, as the case may be, immediately before its division.

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR or, if applicable, EURIBOR determined by reference to the Reference Banks but a Reference Bank does not quotation by the Specified Time on the Quotation Day, the applicable LIBOR or be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, the rate of interest on each Lender's share of that Loan for the Interest Period shall be the rate which is the sum of:

(i) the applicable Margin;

(ii) the rate notified to the Agent by that Lender a s soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be expresses as a percentage rate per annum the cost to that Lender of participation in that Loan from whatever source it may reasonably select; and

(iii) the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

(b)	In this Agreement "Market Disruption Event" means:

(i) at or about noon on the Quotation Day for the relevant Interest Period the not available and none or only one of the Reference Banks supplies a rate to to determine LIBOR or, EURIBOR for the relevant currency and Interest Period; or

(ii) before close of business in London on the Quotation Day for the relevant the Agent receives notifications from a Lender or Lenders (whose participation in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining in the Relevant Inter bank Market would be in excess of LIBOR or, if EURIBOR.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the the Company shall enter into negotiations (for a period of not more than thirty days) to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior concent of all the Lenders and the Company, be binding on all Parties.

11.4	Break Costs

(a)	Each Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or unpaid Sum.

Back to Contents

(b)	Each Lender shall, together with its demand provide acertificate confirming the amount and basis of calculation of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of eachLender) a fee in the Base Currency computed at the rate of:

(i) 0.10 per cent. per annum on that Lender's Available Commitment from the date of this Agreement up to and including the Separation Date;

(ii) 30 per cent. of the Margin on that Lender's Available Commitment under Facility A from the day following the Separation Date up to and including the last day of the Availability Period applicable to Facility A; and

(iii) 45 per cent. of the Margin on that Lender's Available Commitment under Facility B and Facility C from the day following the Separation Date up to and including the last day of the Availability Period applicable to Facility B and Facility C.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of there levant Lender's Available Commitment at the time the cancellation is effective.

12.2	Underwriting and Syndication fee

The Company shall pay, or procure that the same is paid, to the Arranger (for its own account and the account of the Lenders as applicable) an underwriting and syndication fee in the amount and at the times agreed in the Mandate Letter.

12.3	Agency fee

The Company shall pay, or procure that the same is paid, to the Agent (for its own account) an agency fee in the amount and at the times agreed in the Agency Fee Letter.

12.4	Term Out fee

The Company shall pay to the Agent (for the account of each Lender) a term out fee in the Base Currency of 0.15 per cent. flat on that Lender's participation in the Base Currency Amount of the Facility A Loan(s) in relation to which the Term Out Option has been exercised, such fee to be paid on the Term Out Date.

Back to Contents

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

(a)	In this Agreement:

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

	(i)	a Lender:

		(A)	which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Finance Document; or

		(B)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

	(ii)	a Lender which is:

		(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

		(B)	a partnership each member of which is a company resident in the United Kingdom for United Kingdom tax purposes; or

		(C)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 11(2) of the Taxes Act); or

	(iii)	a Treaty Lender.

"Tax Confirmation" means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

	(i)	a company resident in the United Kingdom, or a partnership each member of which is acompany resident in the United Kingdom, for United Kingdom tax purposes; or

	(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and that interest payable in respect of that advance falls to be brought into account in computing the chargeable profits of that company for the purposes of section 11(2) of the Taxes Act.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

Back to Contents

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means the amount by which a payment made by an Obligor to a Finance Party is increased under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

"Treaty Lender" means a Lender which:

(i) is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loans is effectively connected.

"Treaty State" means a jurisdiction having a double taxation agreement (a " Treaty") with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

"UK Non-Bank Lender" means, where a Lender becomes a Party to this Agreement after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Transfer Certificate which it executes on becoming a Party to this Agreement.

(b)	Unless a contrary indication appears, in this Clause 13 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall promptly notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due:

(i) the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

Back to Contents

(ii)

		(A)	the relevant Lender is a UK Non-Bank Lender, or would have been a UK Non-Bank Lender were it not for any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; and

		(B)	the Board of the Inland Revenue has given (and not revoked) a direction under section 349C of the Taxes Act (as that provision has effect on the date on which the relevant Lender became a party to this Agreement) which relates to that payment and that Obligor has notified that UK Non-Bank Lender of the precise terms of that notice; or

	(iii)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in promptly completing any procedural formalities (including completing and submitting appropriate documents to the applicable taxation authorities) necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)	A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the Tax Confirmation.

(i)	Each Lender severally warrants to the Company that it is a Qualifying Lender on the date it becomes a Party to this Agreement. If at any time after this Agreement is entered into any Lender becomes aware that it is not or will not or will cease to be a Qualifying Lender, it shall promptly notify the Agent and the Company.

13.3	Tax indemnity

(a)	The Company shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

	(i)	with respect to any Tax assessed on a Finance Party:

Back to Contents

		(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

		(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

	(ii)	to the extent a loss, liability or cost:

		(A)	is compensated for by an increased pay ment under Clause 13.2 (Tax gross-up); or

		(B)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall promptly notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

	(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

	(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in no better a nd no worse position in respect of its worldwide tax liabilities than it would have been in had the Tax Payment not been required to bemade by the Obligor.

13.5	Stamp taxes

The Company shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Value added tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

Back to Contents

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses save to the extent that the Finance Party is entitled to repayment or credit in respect of such VAT.

13.7	PTR Scheme

(a)	Each Treaty Lender:

	(i)	irrevocably appoints the Agent to act as syndicate manager under, and authorises the Agent to operate, and take any action necessary or desirable under, the PTR Scheme in connection with the Facilities;

	(ii)	shall co-operate with the Agent in completing any procedural formalities necessary under the PTR Scheme, and shall promptly supply to the Agent such information as the Agent may request in connection with the operation of the PTR Scheme;

	(iii)	without limiting the liability of any Borrower under this Agreement, shall, within 5 Business Days of demand, indemnify the Agent for any liability of loss incurred by the Agent as a result of the Agent acting as syndicate manager under the PTR Scheme in connection with the Treaty Lender's participation in any Loan (except to the extent the liability or loss arises directly from the Agent's gross negligence or wilful misconduct); and

	(iv)	shall, within 5 Business Days of demand, indemnify each Borrower for any Tax which such Borrower becomes liable to pay in respect of any prepayments made to such Treaty Lender arising as a result of any incorrect information supplied by such Treaty Lender under paragraph (iii) above which results in a provisional authority issued by the UK Inland Revenue under the PTR Scheme being withdrawn.

(b)	Each Borrower acknowledges that it is fully aware of its contingent obligations under the PTR Scheme and shall:

	(i)	promptly supply to the Agent such information as the Agent may request in connection with the operation of the PTR Scheme; and

	(ii)	act in accordance with any provisional notice issued by the UK Inland Revenue under the PTR Scheme.

(c)	The Agent agrees to provide, as soon as reasonably practicable, a copy of any provisional authority issued to it under the PTR Scheme in connection with any Loan to those Borrowers specified in such provisional authority.

(d)	All Parties acknowledge that the Agent:

	(i)	is entitled to rely completely upon information provided to it in connection with sub-paragraph (a) or (b) above;

	(ii)	is not obliged to undertake any enquiry into the accuracy of such information, nor into the status of the Treaty Lender or, as the case may be, Borrower providing such information; and

Back to Contents

(iii) shall have no liability to any person for the accuracy of any information it submits in connection with paragraph (a)(i) above.

(e)	In this Clause "PTR Scheme" means the Provisional Treaty Relief scheme as described in Inland Revenue Guidelines dated July 1999 and administered by the Inland Revenue's Centre for Non-Residents.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Company shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement "Increased Costs" means:

(i) a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii) an additional or increased cost; or

(iii) a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount and reasonable details of the basis of calculation of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i) attributable to a Tax Deduction required by law to be made by an Obligor;

(ii) compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(iii) compensated for by the payment of the Mandatory Cost; or

(iv) attributable to the negligence or wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 14.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 13.1 (Definitions).

Back to Contents

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i) making or filing a claim or proof against that Obligor;

(ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a) the occurrence of any Event of Default;

(b) a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c) funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d) a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

15.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a) investigating any event which it reasonably believes is an Event of Default; or

(b) acting or relying on any notice, request or instruction made by an Obligor which it reasonably believes to be genuine, correct and appropriately authorised.

Back to Contents

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities), Clause 14 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall promptly on demand pay the Agent and the Arranger the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by any of them (subject to a maximum in respect of legal fees as agreed with the Company) in connection with the negotiation, preparation, printing, execution and syndication of:

(a) this Agreement and any other documents referred to in this Agreement; and

(b) any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent, or (b) an amendment is required pursuant to Clause 29.9 (Change of Currency), the Company shall, within five Business Days of demand, reimburse the Agent for the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by the Agent in evaluating, negotiating or complying with that request.

17.3	Enforcement costs

The Company shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

Back to Contents

SECTION 7

GUARANTEE
18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a) guarantees to each Finance Party punctual performance by each Borrower of all that Borrower's payment obligations under the Finance Documents;

(b) undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any payment obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a) the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b) each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a) any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b) the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other

Back to Contents

requirement in respect of any instrument or any failure to realise the full value of any security;

	(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

	(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

	(f)	any unenforceability, illegality or invalidity of any obligation of any person und er any Finance Document or any other document or security; or

	(g)	any insolvency or similar proceedings.

18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed agai nst or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, while a Default is continuing, each Finance Party (or any trustee or agent on its behalf) may:

	(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

	(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 18.

18.7	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

	(a)	to be indemnified by an Obligor;

	(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents; and/or

	(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

Back to Contents

18.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

Back to Contents

SECTION 8 REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement and on the Separation Date except as specified in Clause 19.8 (Financial statements).

19.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 25 (Changes to the Obligors) legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a) any law or regulation applicable to it;

(b) its constitutional documents; or

(c) any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets breach of which would have a Material Adverse Effect.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

All Authorisations required:

(a) to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b) to make the Finance Documents to which it is a part y admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect (or, in each case, will be when required).

Back to Contents

19.6	No default

(a)	No Event of Default is continuing or could reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which has or could reasonably be expected to have a Material Adverse Effect.

19.7	No misleading information

(a)	Any material written factual information provided by or on behalf of any member of the Group for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of assumptions believed by it at the time to be reasonable.

(c)	Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information referred to in paragraph (a) contained in the Information Memorandum being untrue or misleading in any material respect.

19.8	Financial statements

(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	The Original Financial Statements give a true and fair view of the consolidated financial condition and operations of Six Continents PLC during the relevant financial year.

(c)	The pro forma financial information of the Retail Group for the year ended 30 September 2002 as disclosed in the listing particulars has been properly compiled in accordance with paragraphs 12.29 to 12.34 of the Listing Rules of the UK Listing Authority, and is consistent with the accounting policies of the Company.

(d)	There has been no material adverse change in the business or financial condition of the Retail Group since the date of the listing particulars relating to the Retail Group last posted to the shareholders of Six Continents PLC.

(e)	For the purposes of this Clause 19.8:

(i) the representations set out in paragraphs (a) and (b) above will be made on the date of this Agreement and on the Separation Date; and

(ii) the representations set out in paragraphs (c) and (d) above will be made only on the Separation Date.

19.9	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

Back to Contents

19.10	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined and, if adversely determined, could be reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

19.11	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a) the date of each Utilisation Request and the first day of each Interest Period; and

(b) in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a) as soon as the same become available, but in any event within 120 days after the end of each of its financial years:

(i) its audited consolidated financial statements for that financial year; and

(ii) the financial statements of each Obligor for that financial year audited (if that Obligor produces audited financial statements); and

(b) as soon as the same become available, but in any event within 90 days after the end of the first half of each of its financial years, its consolidated financial statements for that financial half year.

20.2	Compliance Certificate

(a)	The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b) of Clause 20.1 (Financial statements), a Compliance Certificate setting out:

(i) (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants); and

(ii) an updated list of Material Subsidiaries,

in each case, as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by a director on behalf of the Company.

20.3	Margin Certificate

(a)	The Company shall supply to the Agent a Margin Certificate within 60 days of each Quarter Date setting out a computation of the Margin Ratio.

(b)	Each Margin Certificate shall be signed by a director on behalf of the Company.

Back to Contents

20.4	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Company pursuant to Clause 20.1(a) ( Financial statements) shall be certified by a senior authorised signatory on behalf of the relevant company as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	The Company shall procure that each set of financial statements of the Group delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP and it shall deliver to theAgent:

(i) sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements; and

(ii) a description of any change necessary for those financial statements to reflect the Applicable Accounting Principles upon which the Original Financial Statements were prepared.

(c)	Any reference in this Agreement to the financial statements of the Group delivered pursuant to Clause 20.1 (Financial statements) shall be construed as a reference to those financial statements as adjusted to reflect the Applicable Accounting Principles.

20.5	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent sorequests):

(a) all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b) promptly upon becoming aware of them, the details of any litigation, arbitration oradministrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

(c) promptly, such further information regarding the financial condition, business andoperations of any member of the Group as any Finance Party (through the Agent) may reasonably request except to the extent that disclosure of the information would breach any law regulation, stock exchange requirement or duty of confidentiality.

20.6	Notification of default

(a)	Each Obligor shall notify the Agent of any Default and the steps, if any, being taken to remedy it promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by a director on its behalf certifying that no Default is continuing (or if continuing, specifying the steps, if any, being taken to remedy it).

Back to Contents

20.7	Separation

The Company shall promptly notify the Agent after it has been decided by Six Continents PLC that the Separation is not to, or shall not, proceed.

20.8	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent ( the "Designated Website") if:

	(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

	(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

	(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

	(i)	the Designated Website cannot be accessed due to technical failure;

	(ii)	the password specifications for the Designated Website change;

	(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

	(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

	(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above,all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

Back to Contents

21.	FINANCIAL COVENANTS

21.1	Financial Condition

The Company shall ensure that:

(a) the ratio of EBITDA to Net Interest Payable for the Relevant Period ending on 30 September 2003 and for each Relevant Period thereafter will not be less than 3.0:1;

(b) the ratio of Net Borrowings, as at the last day of a Relevant Period, to EBITDA forth at Relevant Period will not be more than:

(i) 4.00:1 for each Relevant Period up to and including 30 September 2004;

(ii) 3.75:1 for each Relevant Period ending on 31 March 2005 and 30 September 2005; and

(iii) 3.5:1 for each Relevant Period ending after 30 September 2005,

where (A) the first test period for this covenant shall be the Relevant Period ending 30 September 2003, and (B) EBITDA for the purposeof this covenant shall be adjusted to take into account the pro forma impact of any acquisitions or disposals made during the Relevant Period by a member of the Group; and

(c) Consolidated Net Worth at the end of each Relevant Period is at least £1,200,000,000.

The covenants set out in paragraphs (a) and (b) above in relation to the Relevant Period sending 30 September 2003 and 31 March 2004 shall be determined on a pro form a basis on actual results of the Group and based on the assumption that the Separation Date was 1 October 2002.

21.2	Financial covenant calculations

For the purposes of this Agreement, Borrowings (including Financial Indebtedness for the purpose of calculating Borrowings), EBITDA, Consolidated NetWorth, Net Borrowings and Net Interest Payable shall be:

(a) calculated and interpreted on a consolidated basis in accordance with the Applicable Accounting Principles of the Company and shall be expressed in sterling; and

(b) extracted (except as needed to reflect the terms of this Clause 21) from the financial statements of the Group delivered under Clause 20.1 (Financial statements) and Clause 20.2 (Compliance Certificate).

21.3	Definitions

In this Agreement:

"Borrowings" means, as at any particular time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on redemption) of the Financial Indebtedness of members of the Group other than:

(a) any indebtedness referred to in paragraph (g) of the definition of Financial Indebtedness;and

(b) any indebtedness referred to in paragraphs (f)(ii), (i)and (j) of the definition of Financial Indebtedness except in the case of paragraphs (i) and (j), to the extent any such obligation or liability specified in such paragraphs has been provided for in the financial

Back to Contents

statements of the Group delivered under Clause 20.1 (Financial statements) or is disclosed as a contingency in the notes thereto and is quantified.

For this purpose, any amount outstanding or repayable in a currency other than sterling shall on that day be taken into account in its sterling equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at that day in accordance with the GAAP applicable to the Original Financial Stateme nts of the Company.

"Cash" means any credit balances on any deposit, savings, current or other account, and any cash in hand, which is:

(a)	freely withdrawable on demand;

(b)	not subject to any Security (other than permitted pursuant to Clause 22.3 (Negativepledge));

(c)	denominated and payable in freely transferable and freely convertible currency; and

(d)	capable of being remitted to an Obligor in the United Kingdom.

"Cash Equivalent Investments" means:

(a)	securities issued or fully guaranteed or insured by the Governmentof the United Statesor any member state of the European Union which is rated atleast AA by S&P and/or Fitch or Aa by Moody's;

(b)	commercial paper or other debt securities issued by an issuerrated at least A-1 by S&P and/or Fitch or P-1 by Moody's; and

(c)	certificates of deposit or time deposits of any commercial bank (which has outstanding debt securities rated as referred to in paragraph (b) above),

in each case not subject to any Security (other than permitted pursuant to Clause 22.3 (Negative pledge)) denominated and payable in freely transferable and freely convertible currency and the proceeds of which are capable of being remitted to an Obligor in the United Kingdom.

"Consolidated Net Worth" means, as at any particular time, the aggregate of:

(a)	the amount paid up or credited as paid up on the issued share capital of the Company; and

(b)	the amount standing to the credit of the consolidated reserves of the Group,

less (but without double counting) any amount included in the above which is attributable to:

(i)

goodwill or other intangible assets other than goodwill arising on acquisitions of any businesses of a type similar to those carried on by the Group at the date of this Agreement or the Separation Date made after the date of this Agreement (so long as the business or businesses acquired remain(s) within the Group);

(ii)	amounts set aside for Tax;

(iii)	minority interests;

- - 46 -

Back to Contents

(iv)	the amount by which the net book value of any asset has been a member written up after 30 September 2002 (or, in the case of a person becoming of the Group after that date, the date on which that person became or becomes a member of the Group) by way of revaluation or on its transfer from one member of the Group to another; and

(v)	any dividend or other distribution declared but not paid by any member of the Group to a person not a member of the Group.

"EBITDA" means, in relation to any Relevant Period, the total consolidated operating profit of the Group for that Relevant Period:

(a)	before taking into account:

	(i)	Net Interest Payable;

	(ii)	Tax;

	(iii)	any share of the profit of any associated company or undertaking, except for dividends received in cash by any member of the Group; and

	(iv)	all extraordinary and exceptional items;

(b)	after adding back all amounts provided for depreciation and amortisation (including any amortisation of underwriting and syndication fees in connection with the Facilities); and

(c)	deducting, to the extent included, amounts attributable to interests of third parties or members of the Group.

"Net Borrowings" means, as at any particular time, Borrowings less Cash and Cash Equivalent Investments.

"Net Interest Payable" means, in relation to any Relevant Period, the aggregate amount of interest and any other finance charges accrued by the Group in that Relevant Period in respect of Borrowings including:

(a)	the interest element of leasing and hire purchase payments;

(b)	commitment fees, commissions and guarantee fees; and

(c)	amounts in the nature of interest payable in respect of any shares other than equity share capital, adjusted (but without double counting) by:

(i)	adding back the net amount payable (or deducting the net amount receivable) by members of the Group in respect of that Relevant Period under any interest or (so far as they relate to interest) currency hedging arrangements; and

(ii)	deducting interest income of the Group in respect of that Relevant Period.

"Relevant Period" means:

(a)	each financial year of the Company; and

(b)	each period beginning on the first day of the second half of a financial year of the Company and ending on the last day of the first half of its next financial year.

Back to Contents

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement (or in the case of Clause 22.3 (Negative pledge), Clause 22.5 (Subsidiary Indebtedness), Clause 22.6 (Obligor coverage), Clause 22.7 (Change of business) and Clause 22.8 (Insurance), from the Separation Date) for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly:

	(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

	(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with laws

Each Obligor shall comply with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

22.3	Negative pledge

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	Paragraph (a) above does not apply to:

	(i)	any Security listed in Schedule 9 (Security) except to the extent the principal amount secured by that Security exceeds the amount stated in that Schedule;

	(ii)	any cash management, netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

	(iii)	any lien arising by operation of law and in the ordinary course of business;

	(iv)	any Security over or affecting any asset acquired by a member of the Group after thedate of this Agreement to the extent that:

		(A)	the Security was not created in contemplation of the acquisition of that asset by a member of the Group; and

		(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group;

	(v)	any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, to the extent that:

		(A)	the Security was not created in contemplation of the acquisition of that company; and

Back to Contents

		(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company;

	(vi)	any Security created pursuant to any Finance Document;

	(vii)	any title transfer or retention of title arrangement entered into by any member of the Group in the ordinary course of business;

	(viii)	pledges of goods, the related documents of title and/or other related documents arising or created in the ordinary course of business as security for indebtedness to a bank or financial institution directly relating to the goods or documents over which that pledge exists;

	(ix)	any Security over cash or other investments for bank guarantees given in the ordinary course of trading securing liabilities of up to £25,000,000 or to meet any margin requirement in respect of derivative transactions;

	(x)	any Security resulting from the rules and regulations of any clearing system or stock exchange over shares and/or other securities held in that clearing system or stock exchange;

	(xi)	any Security replacing any Security permitted under paragraph (i) above or this paragraph (xi) and securing the same indebtedness or obligations whose principal amount does not exceed the maximum principal amount secured, or which could be secured, by the replaced Security when it is replaced;

	(xii)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (i) to (xi) above) does not exceed 5 per cent. of the Consolidated Gross Assets of the Group (or its equivalent in another currency or currencies) as calculated using the most recently delivered financial statements of the Group or, prior to the receipt of the first consolidated financial statements of the Group required to be delivered pursuant to Clause 20.1 (Financial statements), the Initial Financial Statements; or

	(xiii)	any other Security created or outstanding with the prior consent of the Majority Lenders.

22.4	Disposals

(a)	Except as provided in paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) whether by a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) sell, lease, transfer or otherwise dispose of any asset (each a "Disposal").

(b)	Paragraph (a) above does not apply to any Disposal:

	(i)	made in the ordinary course of day-to-day business of the disposing entity (which expression shall not include the Disposal of a Retail Asset);

	(ii)	of assets which are exchanged for other assets of similar or superior type or where all or part of the net proceeds (calculated, mutatis mutandis, on the same basis as Net Proceeds) (or an equivalent amount) are, or are committed to be, applied in the purchase, refurbishment or improvement of any Extended Retail Asset, in each case,

Back to Contents

within the period of 6 months following receipt of the proceeds of that Disposal and where the balance (if any) of such net proceeds (or equivalent amount) not so applied or committed is attributed to, or applied pursuant to, another paragraph or paragraphs of this Clause 22.4(b);

(iii)	where any member of the Group has applied funds in the purchase, refurbishment or improvement of any Extended Retail Asset, in each case, within the period of 6 months prior to the receipt of the proceeds of that Disposal where the amount so applied is at least equal to the proceeds of that Disposal or, to the extent it is less than the proceeds of that Disposal, the balance is attributed to, or applied pursuant to, another paragraph or paragraphs of this Clause 22.4(b);

(iv)	at arm's length of assets which are obsolete;

(v)	which constitutes the payment of cash for any purpose not prohibited by any Finance Document;

(vi)	by any member of the Group to another member of the Group;

(vii)	in connection with, or for the purpose of, or as a consequence of, the Separation;

(viii)	which constitutes any short term investment of funds not immediately required in the Group's business and the realisation of those investments;

(ix)	which constitutes the making of a lawful distribution;

(x)	where an amount equal to the Net Proceeds thereof (or such smaller amount having regard to other Disposals which are permitted to be made pursuant to the other paragraphs of this Clause 22.4(b)) is used in or towards making a prepayment and cancellation of Facility A under Clause 8.4 (Disposals) or, following the prepayment and cancellation in full of Facility A, towards prepayment and cancellation of such other Facility as the Company may decide;

(xi)	by the granting of any lease, licence or any other right over real property on arm's length terms and in the ordinary course of business of the disposing entity;

(xii)	to which the Majority Lenders have consented; or

(xiii)	in a financial year, in addition to any Disposal permitted under paragraphs (i) to (xii) (inclusive) above, which relates to an asset which does not (or assets which do not) together with other Disposals made under or attributed to this paragraph (xiii) in that financial year, generate, in aggregate, net proceeds in excess of 5 per cent. of Consolidated Gross Assets (where Consolidated Gross Assets is, for the purposes of this provision, based on Consolidated Gross Assets as calculated for the financial year of the Company immediately prior to the financial year in which such Disposal is made), provided that in the case of paragraphs (ii) and (iii) above, there shall be no double counting with respect to an application made prior to a Disposal and an application made following a Disposal. For the purposes of paragraph (xiii) above Consolidated Gross Assets shall, prior to the receipt of the first consolidated financial statements required to be delivered pursuant to Clause 20.1 (Financial statements) be calculated, by reference to the Initial Financial Statements.

Back to Contents

22.5	Subsidiary Indebtedness

(a)	The Company shall ensure that the portion of Financial Indebtedness which is borrowed or incurred by Subsidiaries that are not Guarantors under this Agreement shall not at any time exceed the aggregate of:

	(i)	£50,000,000; and

	(ii)	£25,000,000 (provided such amount relates exclusively to Financial Indebtedness specified in paragraphs (f)(ii), (i) and (j) of the definition of Financial Indebtedness),

and provided that Financial Indebtedness for the purpose of this Clause 22.5 shall exclude:

		(A)	amounts borrowed under this Agreement;

		(B)	qualifying amounts specified in paragraph (b) below which are secured as permitted pursuant to paragraphs (iv) or (v) of Clause 22.3 (Negative Pledge) or otherwise is outstanding for the period of up to six months following the relevant acquisition; and

		(C)	amounts which would be included as Financial Indebtedness under paragraph (d) of the definition of Financial Indebtedness due to a change in GAAP after the date of this Agreement but would not be treated as Financial Indebtedness using Applicable Accounting Principles.

(b)	Where a member of the Group acquires an asset or a company after the date of this Agreement in respect of which Financial Indebtedness is outstanding, where:

	(i)	that Financial Indebtedness was not created in contemplation of the acquisition of that asset or company; and

	(ii)	that Financial Indebtedness has not increased in contemplation of or since that acquisition,

then that Financial Indebtedness shall be taken into account for the purposes of the exclusion specified in paragraph (a)(ii) above.

22.6	Obligor coverage

(a)	The Company shall ensure that, subject to paragraph (b) below and applicable laws (but, in relation to applicable laws, subject to paragraphs (c), (d) and (e) below):

	(i)	the aggregate gross assets of the Guarantors shall at any time account for at least 80 per cent. of the Consolidated Gross Assets at that time;

	(ii)	the aggregate EBITDA (computed on the same basis as consolidated EBITDA for the Group but making all necessary amendments) of the Guarantors shall at any time account for at least 80 per cent. of the consolidated EBITDA of the Group at that time; and

	(iii)	each Subsidiary which accounts for 5 per cent. or more of Consolidated Gross Assets and/or EBITDA of the Group shall become an Additional Guarantor,

in each case calculated by reference to the latest available financial statements of the Company prepared pursuant to Clause 20.1 (Financial statements).

Back to Contents

(b)	There will be no breach of paragraph (a) above if, within 21 days of the Company becoming aware of such non-compliance, an Additional Obligor accedes to the Agreement pursuant to Clause 25 (Changes to the Obligors) to remedy such failure to comply.

(c)	The Company shall ensure that, where under paragraph (a) above, a Subsidiary shall be required to accede to this Agreement as an Additional Guarantor but cannot do so due to applicable laws, it shall take reasonable mitigating action to seek to ensure compliance with such applicable laws.

(d)	Reasonable mitigating action for the purposes of paragraph (c) above shall include compliance with the procedures set out in sections 155 to 158 of the Companies Act 1985 (the "Whitewash Procedure") to permit a relevant company to become an Additional Guarantor.

(e)	If an Acquisition is made of a company (which is permitted pursuant to Clause 22.9 (Acquisitions)) and such acquired company is required to accede to this Agreement as an Additional Guarantor for the purposes of ensuring compliance with paragraph (a) above:

(i) where paragraph (a) is being complied with prior to such Acquisition; and

(ii) the Whitewash Procedure is required to be completed by that company prior to being able to accede to this Agreement,

there will be no breach of paragraph (a) above if that company accedes to this Agreement as an Additional Guarantor within 3 months (or 6 months if the Acquisition is a public bid) of it becoming a member of the Group.

22.7	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that anticipated to be carried on from the Separation Date but this shall not prevent any member of the Group engaging in any ancillary or related business.

22.8	Insurance

Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business.

22.9	Acquisitions

Except for the purposes of the Separation, no Obligor shall (and the Company shall ensure that no other member of the Group shall) without the prior written approval of the Majority Lenders acquire any asset or business (each an "Acquisition") other than any Acquisition:

(a) made in the ordinary course of its day-to-day business (which expression shall not include the acquisition of a Retail Asset other than an Acquisition or Acquisitions of a single site Retail Asset where the aggregate cash consideration for such single site Retail Assets does not exceed £50,000,000 in any financial year);

(b)

(i) where the disposal proceeds received by a member of the Group following a Disposal of an Extended Retail Asset are applied towards the Acquisition of an

Back to Contents

Extended Retail Asset within 6 months following receipt of the proceeds of that Disposal;

(ii) where funds are applied in the Acquisition of an Extended Retail Asset within the period of 6 months prior to the receipt of the proceeds of a Disposal of an Extended Retail Asset to the extent that the amount so applied does not exceed the proceeds of that Disposal,

(and provided that in the case of paragraphs (i) and (ii) there shall be no double counting);

(c) made at any time prior to the repayment and cancellation in full of Facility A:

(i) where the cash consideration of all such Acquisitions (excluding those permitted under paragraphs (a) and (b) above) does not exceed, in aggregate, £150,000,000 in any financial year of the Company; and

(ii) where such Acquisition is fully or partially funded by way of equity by the Company (where any debt funded element of such Acquisition is taken into account for the purposes of paragraph (c) (i) of this Clause 22.9) and where such Acquisition is EBITDA positive, is an acquisition of an Extended Retail Asset and, if such Acquisition is a Class 1 Transaction (as defined in Chapter 10 of the UK Listing Rules), where the debt funded element of the consideration does not exceed 50 per cent. of the total consideration of that Acquisition;

(d) made at any time following the repayment and cancellation in full of Facility A, but excluding an Acquisition constituting a Class 1 Transaction where the debt funded element of such Acquisition exceeds 50 per cent. of the total consideration of that Acquisition; and

(e) made at any time following the repayment and cancellation in full of Facility A and Facility B, but excluding an Acquisition constituting a Class 1 Transaction which is funded all or substantially all by way of debt.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 is an Event of Default.

23.1	Non-payment

An Obligor does not pay on the due dat e any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a) its failure to pay is caused by administrative or technical error; and

(b) payment is made within 5 Business Days of its due date.

23.2	Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied.

23.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants)).

Back to Contents

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 days of the earlier of the Agent giving notice to the Company or the Company becoming aware of the failure to comply.

23.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the circumstances giving rise to a misrepresentation or misstatement, is/are capable of remedy and is/are remedied within 20 days of the Agent giving notice to the Company requiring such remedy or (if earlier) the Company becoming aware of its failure to comply.

23.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor w ithin any applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(d)	No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above is less than £10,000,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency

(a)	An Obligor or a Material Subsidiary is unable or admits inability to pay its debts as they fall due or suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared or takes effect in respect of all or a material part of (or a particular type of) the indebtedness of any Obligor or a Material Subsidiary.

23.7	Insolvency proceedings

(a)	Any corporate action or legal proceeding is taken (subject to paragraph (d) below) for the winding-up or dissolution of an Obligor or Material Subsidiary, or the appointment of a liquidator, administrator, compulsory manager or other similar officer in respect of, an Obligor or Material Subsidiary other than for a solvent winding-up, dissolution or liquidation of an Obligor (other than the Company) or a Material Subsidiary.

(b)	Any corporate action or legal proceeding is taken (subject to paragraph (d) below), or an greement is entered into or proposed by an Obligor or Material Subsidiary, for the suspension

Back to Contents

of payments by, a moratorium of any indebtedness of, or a general composition or assignment for the benefit of the creditors of, an Obligor or Material Subsidiary.

(c)	A receiver, administrative receiver, compulsory manager or other similar officer is appointed in respect of an Obligor or Material Subsidiary or any of its assets, or any Security is enforced over an Obligor's or Material Subsidiary's assets, having an aggregate value of and in respect of indebtedness aggregating not less than £10,000,000 (or its equivalent in any other currency or currencies).

(d)	A person presents a petition for the winding up, liquidation, dissolution, administration or suspension of payments of an Obligor or Material Subsidiary except:

(i) where such petition is being contested in good faith and by appropriate means and is in any event dismissed within 30 days of its presentation; or

(ii) where such presentation is frivolous or vexatious or an abuse of process and is in an y event dismissed within 30 days of its presentation.

23.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor or Material Subsidiary having an aggregate value of and in respect of indebtedness aggregating at least £10,000,000 and is not discharged within 30 days.

23.9	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

23.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its material obligations under the Finance Documents.

23.11	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.12	Cessation of business

An Obligor ceases to carry on its business except pursuant to a reconstruction, amalgamation, merger or consolidation on solvent terms or pursuant to a Disposal permitted pursuant to Clause 22.4 (Disposals).

23.13	Material adverse change

(a)	Any event or circumstance occurs which has a material adverse effect on the abi lity of the Company to perform and comply with its obligations under Clause 21 (Financial covenants).

(b)	Any event or circumstance occurs which has or could reasonably be expected to have a material adverse effect on the ability of the Obligors (taken as a whole) to perform and comply with their payment obligations under any Finance Document.

23.14	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

Back to Contents

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

Back to Contents

SECTION 9

CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the "Existing Lender") may:

(a) assign any of its rights; or

(b) transfer by novation any of its rights and obligations,

to another bank or financial institution which is a Qualifying Lender or, following the occurrence of an Event of Default which is continuing, to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets which, in each case, is a Qualifying Lender (the "New Lender").

24.2	Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or transfer by a Le nder, unless the assignment or transfer relates to Facility B only or is to another Lender or an Affiliate of a Lender or following the occurrence of an Event of Default which is continuing.

(b)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent ten days after the Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Costs.

(d)	A partial transfer by a Lender shall be in a minimum amount of £10,000,000 whether in respect to one or more of the Facilities.

(e)	An assignment will only be effective on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

(f)	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(g)	If:

(i) a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii) as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 ( Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting

Back to Contents

through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1,000.

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i) the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii) the financial condition of any Obligor;

(iii) the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i) accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii) support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 ( Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	On the Transfer Date:

Back to Contents

	(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the " Discharged Rights and Obligations");

	(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

	(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

	(iv)	the New Lender shall become a Party as a "Lender".

24.6	Disclosure of information

Any Lender may disclose, on a need to know basis, to any of its Affiliates and any other person:

	(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement for the purpose of that actual or potential assignment or transfer;

	(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor for the purpose of that actual or potential sub-participation or transfer; or

	(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking. This Clause supersedes any previous agreement relating to the confidentiality of this information.

24.7	Confidentiality

Each Finance Party undertakes with each Obligor:

	(a)	to keep confidential and not to disclose to anyone any information (including any projections) relating to the Group, any member of the Group or any Finance Document, in whatever form, and including information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information except:

Back to Contents

(i) for any lawfully obtained from any other source, or that is or becomes public knowledge, other than as a direct or indirect result of any breach of any obligation of confidentiality; or

(ii) as permitted by Clause 24.6 (Disclosure of information) or by a Confidentiality Undertaking envisaged by that Clause;

(b) to use that information only for the purpose of, or as permitted by, the Finance Documents; and

(c) to use all reasonable endeavours to ensure that any person to whom that Finance Party passes any such information (unless disclosed under paragraph (c) of Clause 24.6 (Disclosure of information) acknowledges and complies with the provisions of this Clause 24.7 as if that person were also bound by it.

25.	CHANGES TO THE OBLIGORS

25.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Borrowers

(a)	The Company may request that any of its Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i) all Lenders (acting reasonably) approve the addition of that Subsidiary and which they shall so do if that Subsidiary is a wholly owned subsidiary incorporated in the United Kingdom;

(ii) the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii) the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv) the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance reasonably satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance reasonably satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

25.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i) no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

Back to Contents

(ii) the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

25.4	Additional Guarantors

(a)	The Company may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i) the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii) the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance reasonably satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance reasonably satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

25.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.6	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i) no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii) all the Lenders have consented to the Company's request.

Back to Contents

SECTION 10

THE FINANCE PARTIES

26.	ROLE OF THE AGENT AND THE ARRANGER

26.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

26.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

Back to Contents

(ii) any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i) no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii) any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii) any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7	Majority Lenders' instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

Back to Contents

26.8	Responsibility for documentation

Neither the Agent nor the Arranger:

(a) is responsible for the adequacy, completeness of (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)

is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.
(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

26.10	Lenders' indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

Back to Contents

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

26.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.13	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

26.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection w ith any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

Back to Contents

(d)

the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in agreement with the Company, such agreement not to be unreasonably withheld) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

	(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

	(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

	(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery

Back to Contents

less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party ) in accordance with Clause 29.5 (Partial payments).

28.3	Recovering Finance Party's rights

(a)	On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

	(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

	(b)	that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

	(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

	(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Back to Contents

SECTION 11

ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the princ ipal financial centre of a Participating Member State or London).

29.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge al l the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

Back to Contents

(i) first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Arranger under the Finance Documents;

(ii) secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii) thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv) fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i) any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in,

Back to Contents

the currency or currency unit of that country designated by the Agent (acting reasonably and after consultation with the Company); and

(ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably and after consultation with the Company).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.	SET-OFF

Without prejudice to the normal rights of the Finance Parties at law, after the occurrence of an Event of Default which is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set -off. That Finance Party shall promptly notify that Obligor of any such set-off or conversion.

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a) in the case of the Company, that identified with its name below;

(b) in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c) in the case of the Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i) if by way of fax, when received in legible form; or

Back to Contents

(ii) if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

31.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties

31.5	Electronic communication
(a)	Any communication to be made between the Agent and a Lender or an Obligor and the Agent under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender or, as appropriate, the relevant Obligor and the Agent:

(i) agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii) notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii) notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender or an Obligor and the Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent or an Obligor to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(c)	The ability of an Obligor to use electronic communications is without prejudice to its obligation to submit any Utilisation Request, Selection Notice, Accession Letter, Resignation Letter, Term Out Notice or Compliance Certificate in the form required under this Agreement or any other document or notice which requires the signature of any director or authorised signatory of an Obligor.

31.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

Back to Contents

(i) in English; or

(ii) if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document shall set out the basis of calculation in reasonable detail and is prima facie evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days in the case of sterling or 360 days in the case of euros or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)	Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

Back to Contents

35.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i) the definition of "EURIBOR", "LIBOR", "Majority Lenders" in Clause 1.1 (Definitions);

(ii) an extension to the date of payment of any amount under the Finance Documents;

(iii) a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv) an increase in or an extension of any Commitment;

(v) a change to the Borrowers or Guarantors other than in accordance with Clause 25 (Changes to the Obligors);

(vi) any provision which expressly requires the consent of all the Lenders;

(vii) Clause 2.2 (Finance Parties' rights and obligations ), Clause 24 ( Changes to the Lenders), Clause 28 (Sharing among the Finance Parties), or this Clause 35,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger.

36.	CONSENT TO SEPARATION

The Finance Parties acknowledge and consent to the Separation.

37.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

Back to Contents

SECTION 12

GOVERNING LAW AND ENFORCEMENT

38.	GOVERNING LAW

This Agreement is governed by English law.

39.	ENFORCEMENT

39.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute reg arding the existence, validity or termination of this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 39.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a) irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b) agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Back to Contents

SCHEDULE 1

THE ORIGINAL LENDERS

Name of Original Lender	Facility A Commitment	Facility B Commitment	Facility C Commitment

Barclays Bank PLC	£100,000,000	£120,000,000	£80,000,000

Citibank, N.A.	£100,000,000	£120,000,000	£80,000,000

HSBC Bank plc	£100,000,000	£120,000,000	£80,000,000

JPMorgan Chase Bank	£100,000,000	£120,000,000	£80,000,000

The Royal Bank of Scotland plc	£100,000,000	£120,000,000	£80,000,000

	£500,000,000	£600,000,000	£400,000,000

Back to Contents

SCHEDULE 2

CONDITIONS PRECEDENT

PART IA

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	The Company

(a)	A copy of the constitutional documents of the Company.

(b)	A copy of a resolution of the board of directors and/or a committee of the board of directors of the Company (together with a copy of the resolutions appointing such committee):

(i) approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute the Finance Documents;

(ii) authorising a specified person or persons to execute the Finance Documents on its behalf; and

(iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of the Company (signed by a duly authorised officer) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on the Company to be exceeded.

(e)	A certificate of the Company (signed by an authorised signatory) certifying that each copy document relating to it specified in this Part IA of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

A legal opinion of Clifford Chance, Limited Liability Partnership, legal advisers to the Arranger and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Other documents

(a)	The Original Financial Statements.

(b)	A cancellation notice (which shall be irrevocable) in respect of the Bridge Facility to be effective on the Separation Date and such that the Bridge Facility will be cancelled and prepaid in full on the Separation Date.

(c)	A chain of irrevocable payment instructions evidencing the instructions to the Agent to ensure the relevant amount of proceeds of the drawings under each of this Agreement and the NewCo Facility Agreement which are required to be made to prepay the Bridge Facility in full on the Separation Date.

Back to Contents

(d)	An Accession Letter from the Company and each of Six Continents Retail Limited, BHR Mexico Limited and Six Continents Leisure Holdings Limited (and, to the extent necessary, such other Subsidiary of the Company so as to ensure compliance with Clause 22.6 (Obligor coverage)) whereby each of such companies is to accede as a Guarantor to this Agreement together with all documents set out in Part II (Conditions Precedent required to be delivered by an Additional Obligor) of this Schedule 2 (Conditions Precedent) in respect of that company.

Back to Contents
PART IB

CONDITIONS PRECEDENT TO INITIAL UTILISATION

(a)	A certified copy of the listing particulars and the shareholders' circular sent to the shareholders of Six Continents PLC in respect of the Separation.

(b)	A copy of the Business Plan and Working Capital Memorandum and Report of Ernst & Young in respect of the Company.

(c)	A certificate from a duly authorised officer of the Company confirming that the ordinary shares of the Company have been admitted to the Official List of the UK Listing Authority and the listing has become effective pursuant to paragraph 7.1 of the Listing Rules.

Back to Contents

PART II

CONDITIONS PRECEDENT REQUIRED TO BE

DELIVERED BY AN ADDITIONAL OBLIGOR

1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a resolution of (or of a committee of) the board of directors of the Additional Obligor:

(a) approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b) authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c) authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	A copy of any necessary resolutions signed by all the holders of the issued shares of the Additional Guarantor which are members of the Group, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.	A certificate of the Additional Obligor (signed by an authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7.	A certificate of the Additional Obligor (signed by an authorised signatory) certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	If available, the latest audited financial statements of the Additional Obligor.

9.	A legal opinion of Clifford Chance, Limited Liability Partnership legal advisers to the Arranger and the Agent in England.

10.	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arranger and the Agent in the jurisdiction in which the Additional Obligor is incorporated.

11.	If applicable, documentation necessary to complete the procedures set out in sections 155 to 158 of the Companies Act 1985 to permit the relevant company to become an Additional Guarantor being copies of relevant directors statutory declarations and auditors' report, a copy of the up-to-date register of directors of that company and a letter from the auditors of that company confirming that section 155(2) of the Companies Act has been complied with (in the agreed market format).

Back to Contents

SCHEDULE 3 REQUESTS PART I UTILISATION REQUEST

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs

Mitchells & Butlers PLC - £1,500,000,000 Facility Agreement dated 13 February 2003 (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

	Proposed Utilisation Date:	[___________] (or, if that is not a Business Day, the next Business Day)

	Facility to be utilised:	[Facility A]/[Facility B]/[Facility C][1]

	Currency of Loan:	[___________]

	Amount:	[___________] or, if less, the Available Facility

	Interest Period:	[___________]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	[This Utilisation Request is irrevocable.][2]

6.	[We acknowledge that the receipt of funds pursuant to this Utilisation Request is conditional upon you having received the certificate listed in paragraph (b) of Part IB of Schedule 2 (Conditions Precedent).]

Yours faithfully ………………………………… authorised signatory for [name of relevant Borrower]

[1] Delete as appropriate.

[2] In the case of a Conditional Utilisation Request, delete clause 5 and add clause 6.

Back to Contents

PART II SELECTION NOTICE APPLICABLE TO A TERM LOAN OR A FACILITY B LOAN

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs

Mitchells & Butlers PLC - £1,500,000,000 Facility Agreement dated 13 February 2003 (the "Agreement")

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Term Loan[s]/Facility B Loan[s] in [identify currency] with an Interest Period ending on [___________].[1]

3.	[We request that the above Term Loan[s]/Facility B Loan[s] be divided into [___________] Term Loan/Facility B Loans with the following Base Currency Amounts and Interest Periods:][2]

or

[We request that the next Interest Period for the above Term Loan[s]/Facility B Loan[s] is [___________]].[3]

4.	We request that the above Term Loan[s]/Facility B Loan[s] [is]/[are] [denominated in the same currency for the next Interest Period]/[denominated in the following currencies: [___________]. As this results in a change of currency we confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Selection Notice. The proceeds of any change in currency should be credited to [account]].

5.	This Selection Notice is irrevocable.

Yours faithfully ………………………………… authorised signatory for [the Company on behalf of] [name of relevant Borrower]

[1] Insert details of all Facility A Loans in the same currency which have an Interest Period ending on the same date.

[2] Use this option if division of Loans is requested.

[3] Use this option if sub-division is not required.

Back to Contents

SCHEDULE 4

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

	(a)	in relation to a sterling Loan:

AB + C(B - D) + E x 0.01
		———————————	per cent. per annum
100 - (A + C)

	(b)	in relation to a Loan in any currency other than sterling:

E x 0.01
		————	per cent. per annum.
300

Where:

	A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

	B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

	C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

	D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

Back to Contents

	E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

	(a)	"Eligible Liabilities" and " Special Deposits" have the meanings given to them from time to time under or pursuant t o the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

	(b)	"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

	(c)	"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

	(d)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

	(a)	the jurisdiction of its Facility Office; and

	(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

Back to Contents

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Back to Contents

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[_______] as Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

Mitchells & Butlers PLC — £1,500,000,000 Facility Agreement
dated 13 February 2003 (the "Agreement")

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement havethe same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.5 ( Procedure for transfer):

(a) The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b) The proposed Transfer Date is [_______].

(c) The Facility Office, the administrative office (if different) and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 24.4 ( Limitation of responsibility of Existing Lenders).

4.	The New Lender represents that it is a Qualifying Lender.

[5.]	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a) a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom, for United Kingdom tax purposes; or

(b) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and interest payable in respect of an advance under a Finance Document falls to be brought into account in computing the chargeable profits of that company for the purposes of section 11(2) of the Taxes Act.][1]

[5/6]	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[6/7]	This Transfer Certificate is governed by English law.

[1]	Include if New Lender comes within paragraph (ii) of the definition of Qualifying Lender in Clause 13.1 (Definitions)

Back to Contents

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office, administrative office (if different) address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as

[_______]

[Agent]

By:

Back to Contents

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	[_______] as Agent

From:	[Subsidiary] and Mitchells & Butlers PLC

Dated:

Dear Sirs

Mitchells & Butlers PLC — £1,500,000,000 Facility Agreement
dated 13 February 2003 (the "Agreement")

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to [Clause 25.2 (Additional Borrowers)]/[Clause 25.4 (Additional Guarantors)] of the Agreement. [ Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary's] administrative details are as follows: Address:

Fax No:

Attention:

4.	This Accession Letter is governed by English law.

[This Guarantor Accession Letter is entered into by deed.]

	Mitchells & Butlers PLC	[Subsidiary]

Back to Contents

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	[__________] as Agent

From:	[resigning Obligor] and Mitchells & Butlers PLC

Dated:

Dear Sirs

Mitchells & Butlers PLC - £1,500,000,000 Facility Agreement
dated 13 February 2003 (the "Agreement")

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 25.3 ( Resignation of a Borrower)]/[Clause 25.6 (Resignation of a Guarantor)], we request that [ resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	We confirm that:

	(a)	no Default is continuing or would result from the acceptance of this request; and

	(b)	[__________]

4.	This Resignation Letter is governed by English law.

	Mitchells & Butlers PLC	[Subsidiary]

	By:	By:

Back to Contents

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	[__________] as Agent

From:	Mitchells & Butlers PLC

Dated:

Dear Sirs

Mitchells & Butlers PLC - £1,500,000,000 Facility Agreement
dated 13 February 2003 (the "Agreement")

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a) the ratio of EBITDA to Net Interest Payable for the Relevant Period ending [__________] was [__________] :1;

(b) the ratio of Net Borrowings, as at the last day of the Relevant Period ending [__________], to EBITDA for that Relevant Period was [__________]:1; and

(c) Consolidated Net Worth at the end of the Relevant Period ending [__________] was £[__________].

Computations of the above (in reasonable detail) are attached to this Compliance Certificate.

3.	The Material Subsidiaries as at the period ending [__________] are: [__________]

4.	[We confirm that no Default is continuing.][1]

Signed:	........................
Director
of
Mitchells & Butlers PLC

[1]	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Back to Contents

SCHEDULE 9

SECURITY

Name of Member of Group	Counterparty	Maturity Date	Principal Amount
			Secured

Six Continents Retail Limited	Lloyds TSB Bank	31/12/2007	£1,039,569
	plc

Six Continents Retail Limited	The Law	-	£10,000,000
	Debenture Trust
	Corporation

Back to Contents

SCHEDULE 10

TIMETABLES

"D - " refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

Loans in other
	Loans in euro	Loans in sterling	currencies
Request for approval as an Optional	-	-	D-5
Currency, if required (Clause 4.3 (Conditions			10:30 a.m.
relating to Optional Currencies))

Agent notifies the Lenders of the request	-	-	D-5
(Clause 4.3 (Conditions relating to Optional			3:00 p.m.
Currencies))

Responses by Lenders to the request	-	-	D-4
(Clause 4.3 (Conditions relating to Optional			1:00 p.m.
Currencies))

Agent notifies the Company if a currency is	-	-	D-4
approved as an Optional Currency in			5:00 p.m.
accordance with Clause 4.3 (Conditions
relating to Optional Currencies)

Delivery of a duly completed Utilisation	D - 3	D - 1	D - 3
Request (Clause 5.1 (Delivery of a	10:30 a.m.	10:30 a.m.	10:30 a.m.
Utilisation Request)) or a Selection Notice
(Clause 10.1 (Selection of Interest Periods))

Agent determines (in relation to a Utilisation)	D - 3	D - 1	D - 3
the Base Currency Amount of the Loan, if	11:00 a.m.	11:00 a.m.	11:00 a.m.
required under Clause 5.4 ( Lenders'
participation) and notifies the Lenders of the
Loan in accordance with Clause 5.4
(Lenders' participation)

Agent receives a notification from a Lender	Quotation Day	-	Quotation Day
under Clause 6.2 (Unavailability of a	3:00 p.m.		3:00 p.m.
currency)

Agent gives notice in accordance with	Quotation Day	-	Quotation Day
Clause 6.2 (Unavailability of a currency )	5:00 p.m.		5:00 p.m.

Agent determines amount of the Term	D-3	-	D-3
Loan/Facility B Loan in Optional Currency in	11:00 a.m.		11:00 a.m.
accordance with Clause 6.4(a) ( Exchange
rate movements)

Back to Contents

	Loans in euro	Loans in sterling	Loans in other currencies
Agent determines amount of Term	D-3	-	D-3
Loan/Facility B Loan in Optional Currency converted into Base Currency in accordance with Clause 6.4 (b) (Exchange rate movements)	11:00 a.m.		11:00 a.m.

LIBOR or EURIBOR is fixed	Quotation Day	Quotation Day as	Quotation Day as
	as of 11:00	of 11:00 a.m.	of 11:00 a.m.
a.m. (Brussels time)

Back to Contents

SCHEDULE 11

FORM OF LMA CONFIDENTIALITY UNDERTAKING

LMA CONFIDENTIALITY LETTER (SELLER)

[Letterhead of Seller/Seller's agent/broker]

To:

Re: The Agreement

Company: Date: Amount: Agent:

[insert name of Potential Purchaser/ Purchaser's agent/broker

Dear Sirs

We understand that you are considering [acquiring]1/[arranging the acquisition of][2] an interest in the Agreement (the "Acquisition"). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking

You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2[(c)/(d)][3] below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2.	Permitted Disclosure

We agree that you may disclose Confidential Information:

(a) to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

Back to Contents

(b) subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to you in equivalent form to this letter;]

[(b/c)][3]	subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group so long as that person has delivered a letter to you in equivalent form to this letter; and

[(c/d)][3]	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2[(c)/(d)][3] or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(c)/(d)][3] above.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or othe rwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

Back to Contents

6.	No Representation; Consequences of Breach, etc

You acknowledge and agree that:

(a) neither we, [nor our principal][4] nor any member of the Group nor any of our or their respective officers, employees or advisers (each a " Relevant Person") (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b) we [or our principal][4] or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us and the Company.

8.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of [our principal,] [4] the Company and each other member of the Group.

10.	[Third Party Rights]

(a)	Subject to paragraph 6 and to paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

Back to Contents

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person (except for the Company) or any member of the Group to rescind or vary this letter at any time.

11.	Governing Law and Jurisdiction

.	This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12	Definitions

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

"Confidential Information" means any information relating to the Company, any member of the Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

"Group" means the Company and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

"Permitted Purpose " means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of][2] considering and evaluating whether to enter into the Acquisition; and

"Purchaser Group" means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.
Yours faithfully …................................ For and on behalf of Seller/Seller's agent/broker]
To:	[Seller]
[Seller's agent/broker]

Back to Contents

         The Borrower and each other member of the Group

We acknowledge and agree to the above:

................................

For and on behalf of

[Potential Purchaser/Purchaser's agent/broker]

1 delete if addressee is acting as broker or agent.
2 delete if addressee is acting as principal.
3 delete as applicable.
4 delete if letter is sent out by the Seller rather than the Seller’s broker or agent.

Back to Contents

SCHEDULE 12

FORM OF TERM OUT NOTICE

From:	Mitchells & Butlers PLC

To:	[Agent]

Dated:

Dear Sirs

Mitchells & Butlers PLC - £1,500,000,000 Facility Agreement dated 13 February 2003 (the "Agreement")

1.	We refer to the Agreement. This is a Term Out Not ice. Terms defined in the Agreement have the same meaning in this Term Out Notice unless given a different meaning in this Term Out Notice.

2.	We elect to exercise the Term Out Option pursuant to Clause 7.4 ( Term Out Option) of the Agreement in relation to [all Facility A Loans/the following Loans[s]]:

	Amount:	[_________]

	Currency:	[_________]

	Term Out Date:	[_________]

	Interest Period:	[_________].

3.	This Term Out Notice is irrevocable.

Yours faithfully

authorised signatory for
Mitchells & Butlers PLC

Back to Contents

The Company

MITCHELLS & BUTLERS PLC

Address:	27 Fleet Street,
Birmingham B3 1JP

Fax No:	0121 212 2034

Attention:	Company Secretary/Deputy Finance Director

By:	ANTHONY STERN

The Arranger

BARCLAYS CAPITAL

By:	PETER FLEMING

HSBC BANK plc

By:	BRYONY SAYERS

J.P. MORGAN plc

By:	MORTEN KNUDSEN

SALOMON BROTHERS INTERNATIONAL LIMITED

By:	JOHN STAFFORD

THE ROYAL BANK OF SCOTLAND plc

By:	LOIS SALTER

The Original Lenders

BARCLAYS BANK PLC

By:	PETER FLEMING

CITIBANK, N.A.

By:	JOHN STAFFORD

HSBC BANK plc

By:	SUE BORRETT

JPMORGAN CHASE BANK

By:	MORTEN KNUDSEN

Back to Contents

THE ROYAL BANK OF SCOTLAND plc

By:	DAVID TREACHER

The Agent

HSBC BANK plc

Address:	8 Canada Square
Level 17
London
E14 5HQ

Fax No:	020 7991 4351

Attention:	Chris Merrett

By:	BRYONY SAYERS